UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2020

BIOLIFE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36362	94-3076866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3303 Monte Villa Parkway
Bothell, WA 98021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 402-1400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
BioLife Solutions, Inc. Common Shares	BLFS	NASDAQ Capital Market

Item 8.01            Other Events.

On December 1, 2020, BioLife Solutions, Inc. (the “Company”) announced that it had made an additional $1 million investment in iVexSol, Inc., a private Delaware corporation (“iVexSol”), as part of iVexSol’s $15.2 million Series A financing round. In connection with the investment, the Company also agreed to convert approximately $1.1 million of convertible debt issued by iVexSol to the Company in 2019 into securities issued in the Series A financing. iVexSol’s mission is to produce lentiviral vectors – retroviruses that are crucial to the development of cell and gene therapies to fight cancer and various genetic disorders – in far greater quantities and at a significantly lower costs than legacy methods by using iVexSol's clinically proven advanced manufacturing process.

In addition, on December 1, 2020, the Company announced that it has agreed to purchase $1 million of securities of PanTHERA CryoSolutions Inc., a private Canadian corporation (“PanTHERA”). PanTHERA is seeking to develop next generation cryopreservation solutions incorporating ice recrystallization inhibitor (IRI) intellectual property. Subject to closing of the financing, the Company will execute a development and license agreement with PanTHERA under which the Company will make milestone development payments up to $2 million over the next 24 months in exchange for exclusive, perpetual, worldwide marketing and distribution rights to the technology for use in cell and gene therapy applications.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioLife Solutions, Inc.

Date: December 1, 2020	By:	/s/ Roderick de Greef
Name: Roderick de Greef Title: Chief Financial Officer and Chief Operating Officer